Exhibit 5.1

SIDLEY AUSTIN llp 555 CALIFORNIA STREET SUITE 2000 SAN FRANCISCO, CA 94104 +1 415 772 1200 +1 415 772 7400 FAX	BEIJING BOSTON BRUSSELS CENTURY CITY CHICAGO DALLAS GENEVA	HONG KONG HOUSTON LONDON LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO	SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

June 29, 2016
Daimler Retail Receivables LLC
36455 Corporate Drive
Farmington Hills, Michigan  48331
Re:            Registration Statement on Form SF-3

Ladies and Gentlemen:
We have acted as special counsel to Daimler Retail Receivables LLC, a Delaware limited liability company (the “Company”), in connection with the preparation of the registration statement on Form SF-3 (the “Registration Statement”) relating to the issuance and sale from time to time of asset-backed notes (the “Notes”).  The Registration Statement is being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  A separate trust (each, a “Trust”) will be created for each issuance of Notes pursuant to a separate trust agreement (each, a “Trust Agreement”) between the Company and an owner trustee (the “Owner Trustee”).  Each Trust will cause Notes to be issued under and pursuant to the conditions of a separate indenture (each, an “Indenture” and, together with the Trust Agreement, the “Agreements”) between the Trust and an indenture trustee (the “Indenture Trustee”).  Each Trust, Owner Trustee and Indenture Trustee will be identified in the prospectus for such Notes.
The Notes will represent obligations of the related Trust.  Asset Backed Certificates (the “Certificates”) will be issued under each Trust Agreement and will evidence the beneficial interest in the related Trust.  The Certificates will be subordinated to the Notes to the extent described in the related Agreements.
As special counsel to the Company, we have examined and relied upon the form of each Agreement filed as an exhibit to the Registration Statement, the form of Notes included in the form of Indenture so filed, and originals or copies, certified or otherwise identified to our satisfaction, of such agreements, forms of agreements, instruments, certificates, records and other documents, and have made such examination of law as we have deemed necessary or appropriate for the purpose of this opinion.
In our examination, we have assumed, without independent investigation, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission or which we obtained from sites on the internet and the authenticity of the originals

Sidley Austin (CA) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

of such latter documents.   As to facts relevant to this letter, we have relied without independent investigation upon certificates and oral or written statements and representations of public officials and officers and other representatives of the Company and others.
Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:
1.	The Company is a limited liability company validly existing under the laws of the State of Delaware.
2.	When the Notes have been duly executed, authenticated and delivered in accordance with the terms of the related Indenture and issued and delivered against payment therefor as described in the Registration Statement, the Notes will be legally issued and will constitute valid and binding obligations of the related Trust.
The foregoing opinions are subject to the following qualifications, exceptions, assumptions and limitations:
A.            The opinion set forth in paragraph (1) above is limited to matters arising under the Delaware Limited Liability Company Act and the opinion set forth in paragraph (2) above is limited to matters arising under the laws of the State of New York.  We express no opinion as to the laws, rules or regulations of any other jurisdiction or in the case of the State of Delaware, any other Delaware laws, or as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York, in each case as to any matters arising thereunder or relating thereto.
B.             We express no opinion as to any provision of any instrument, agreement or other document: (i) regarding severability of the provisions thereof; (ii) providing that the assertion or employment of any right or remedy shall not prevent the concurrent assertion or employment of any other right or remedy, or that every right and remedy shall be cumulative and in addition to every other right and remedy, or that any delay or omission to exercise any right or remedy shall not impair any right or remedy or constitute a waiver thereof; (iii) regarding waiver of usury, stay, extension or similar laws; (iv) regarding specific performance or the grant of any power of attorney; or (v) requiring any party to take further action or to enter into further agreements or instruments or to provide further assurances.  In addition, we wish to advise you that rights to indemnity and contribution may be limited by applicable law or public policy.
C.            Our opinion in paragraph (2) above is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief and including, to the extent applicable, the rights of creditors of “financial companies” (as defined in Section 201 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) or their affiliates.

The opinions expressed herein are expressed and made as of the date hereof and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.
We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm under the heading “Legal Opinions” in the form of prospectus forming a part of the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.
Very truly yours,

/s/ Sidley Austin LLP